SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 30, 2005
Agere Systems Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-16397 (Commission File Number)	22-3746606 (IRS Employer Identification No.)

1110 American Parkway NE
Allentown, Pennsylvania	18109
(Address of principal executive offices)	(Zip Code)
(610) 712-1000
(Registrant’s Telephone Number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement
     On October 30, 2005, the Compensation Committee of our Board of Directors took the following compensation actions with respect to an individual named in the Summary Compensation Table of the proxy statement related to our 2005 annual meeting of stockholders:

			Time-
			Vested	Performance-
			Restricted	Vested	Fiscal
		Stock	Stock	Restricted	2006
	Fiscal	Option	Units	Stock Units	Annual
Name	2005 Bonus	Grant	Awarded	Awarded	Salary
Peter Kelly (Executive Vice President and Chief Financial Officer)	$ 200,000	175,000 shares	50,000	50,000	400,000 (no change)
     Mr. Kelly’s bonus will be payable on December 1, 2005, and his stock option and restricted stock unit awards will be made on December 1, 2005, assuming continued employment. One quarter of the stock option will become exercisable after one year and 1/48th of the stock option will become exercisable each month thereafter until the award is fully exercisable after four years. One quarter of the time-vested restricted stock units will be payable on each of the first four anniversaries of the grant date, assuming continued employment. The performance-vested restricted stock units will be payable after four years, but only if Agere’s total stockholder return exceeds the market capitalization-weighted total stockholder return for a peer group of nine companies.
     In addition, the Compensation Committee formulated a bonus structure for Mr. Kelly for fiscal 2006. Payment of any bonus will depend on Agere meeting a minimum net income target and the extent to which Agere meets revenue and operating income growth targets in fiscal 2006 and will take into account Mr. Kelly’s individual performance. If the company and Mr. Kelly perform at the target level, Mr. Kelly would receive a bonus equal to 75% of his base salary.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGERE SYSTEMS INC.

Date: November 3, 2005	By:	/s/ Peter Kelly
	Name:	Peter Kelly
	Title:	Executive Vice President and Chief Financial Officer